UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2009

Disaboom Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-52558	20-5973352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO 80111	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 952-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2009 R. Jerry Overgaard informed Disaboom Inc. (the “Company”) that he resigned from the Company’s board of directors. Mr. Overgaard did not cite any disagreement with management or Company practices or policies as the basis for his decision to resign.  Instead, he cited personal reasons and time demands as the reason for his decision to resign.  Mr. Overgaard’s resignation was effective October 26, 2009.

Effective October 26, 2009 Karl Jacob was appointed to the Company’s board of directors.  At this time Mr. Jacob has not been appointed to serve on any committees of the board of director.  Mr. Jacob's compensation for his services as a director will be consistent with that of the Company’s other non-employee directors.  Further, in consideration for joining the board of directors Mr. Jacob was granted a stock option to purchase 75,000 shares of Company common stock exercisable at $0.04  with the option vesting in full one year from the date of grant. Other than these standard compensation arrangements, there is no arrangement or understanding pursuant to which Mr. Jacob was appointed to the Company’s board of directors.   Mr. Jacob is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Disaboom Inc. (Registrant)

Date: October 28, 2009	By:	/s/ John Walpuck
Name: John Walpuck
Title: President, Chief Executive Officer, and Chief Financial Officer